Exhibit 99.1

Asia Payments Expands Prepaid Business

December 5, 2006 (Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) ("Asia Payments") today announced that it has signed a business alliance agreement with SMS Biz Sdn. Bhd. ("SMSBIZ") and its shareholders ("SMSBIZ Shareholders"). SMSBIZ is an established provider of prepaid telecommunications services and products in Malaysia. The alliance with SMSBIZ will enable Asia Payments to more rapidly penetrate the Asian prepaid markets.

The business alliance agreement calls for: (i) Asia Payments to become the primary distributor for SMSBIZ; and, (ii) the SMSBIZ Shareholders to grant Asia Payments a 3-year option to acquire 100% of their shareholdings in SMSBIZ for a consideration of 5 million restricted common shares issued by Asia Payments; and, conditional upon certain events and undertakings, an additional 2 million restricted common shares upon exercise of the option. The distribution of SMSBIZ products will have an immediate impact on Asia Payments' revenues and will also provide greater synergies arising within Asia Payments' payment processing systems.

Based in Kuala Lumpur, Malaysia, SMSBIZ issues prepaid long distance calling cards under various brands, namely, SuperWorld, Camaron and Bangladesh Special for individual users, and SuperTalk for home and corporate users. It is licensed by the Malaysian Communications and Multimedia Commission ("MCMC")" and has annual sales revenue of about US$ 3 million currently, with continued rapid growth expected. SMSBIZ additionally has an affiliate in Indonesia and plans to expand its prepaid businesses to other countries in Asia, particularly, China. The business alliance agreement with Asia Payments will underpin this expansion.

Mr. KK Ng, President and CEO of Asia Payments said: "Payment Business Solutions Sdn. Bhd., a wholly-owned subsidiary of Asia Payments in Malaysia, will be appointed as the primary distributor of SMSBIZ products from December 7th, 2006, and is expecting to achieve sales revenue of US$ 150,000 in the first month, growing quickly to US$ 200,000 per month in the following months. It will also use Asia Payments' E-Top Dealers Network as a key channel for selling all of SMSBIZ's branded prepaid products to individual users. These synergies will help both Payment Business Solutions and E-Top Malaysia to achieve higher sales revenues."

Mr. Anthony Yap, Founder and Managing Director of SMSBIZ added: "The strategic alliance with Asia Payments provides additional channels to sell our products in Malaysia and other countries in Asia, and it will allow us to tap into Asia Payments' systems capabilities to improve our margins."

"The business alliance has further boosted our confidence in achieving our target sales revenues of no less than US$ 3 million for 2007, and will contribute significantly to the expansion of our Prepaid Business in Asia," added Mr. Ng.

ABOUT ASIA PAYMENT SYSTEMS, INC.

Asia Payment Systems, Inc. ("Asia Payments") is a fully reporting US public company with its principal office in Hong Kong and business activities keenly focused within the payments and loyalty-rewards industries in China and throughout Asia. Asia Payments' recently formed wholly-owned foreign enterprise in Shanghai serves as its business development vehicle in China. Following recent acquisitions, Asia Payments now owns assets and operates in multiple locations across Asia. In line with its long-term growth strategy, Asia Payments now has three distinct yet synergistic business units: Processing Business, Cards Business and Prepaid Business. For more information please visit Asia Payments' corporate website (www.asiapayinc.com).

Contact:
Asia Payment Systems, Inc.
KK Ng, President & CEO
(206)-447-1379
ir@asiapayinc.com